Prospectus Supplement No. 6

Filed Pursuant to Rule 424(b)(3)

File No. 333-131147

Prospectus Supplement No. 6

(to Final Prospectus dated June 14, 2006)

This Prospectus Supplement No. 6 supplements and amends the Final Prospectus dated June 14, 2006, as supplemented and amended by Supplement No. 1 thereto dated July 20, 2006, Supplement No. 2 thereto dated August 2, 2006, Supplement No. 3 thereto dated August 9, 2006, Supplement No. 4 thereto dated August 30, 2006, and Supplement No. 5 thereto dated September 13, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 7,588,018 shares of our common stock by certain selling shareholders.

On October 10, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K announcing our receipt of notices from the U.S. Patent Office that it will allow four of our patent applications covering various methods and apparatus for treating tissue including treatments for atrial fibrillation.

This Prospectus Supplement No. 6 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On October 9, 2006, the closing price of a share on the OTC Bulletin Board was $4.10.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 of the Final Prospectus dated June 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 6 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is October 10, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 10, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01        OTHER EVENTS

On October 10, 2006, we issued a press release, which appears as Exhibit 99 hereto, announcing our receipt of notices from the U.S. Patent Office that it will allow four of our patent applications covering various methods and apparatus for treating tissue including treatments for atrial fibrillation.  Such press release is incorporated by reference in response to this Item 8.01.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

See “Exhibit Index.”

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: October 10, 2006	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance, and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description

99	Press release, dated October 10, 2006.

4

Exhibit 99

MedicalCV, Inc. Receives 4 Notices of Allowance on Laser-Based Cardiac Ablation Technology

MINNEAPOLIS—(BUSINESS WIRE)—Oct. 10, 2006—MedicalCV, Inc. (OTCBB:MCVI.OB), www.medcvinc.com, announced today that it has received notices from the U.S. Patent Office that it will allow four of the Company’s patent applications covering various methods and apparatus for treating tissue including treatments for atrial fibrillation (AF). This intellectual property coverage provides protection for use of both the Company’s minimally invasive system and the surgical wand products. The Company has additional U.S. and international patent applications pending. MedicalCV is a cardiovascular surgery company focused on developing a true, minimally invasive procedure (closed chest, beating heart) for the treatment of atrial fibrillation by utilizing a laser-based technology platform for cardiac tissue ablation in surgery.

Marc P. Flores, President and CEO of MedicalCV commented, “These four Notices of Allowance from the United States Patent and Trademark Office are a testament to both the tremendous two-year effort of our Research & Development team and our unwavering commitment to delivering a stand-alone, closed-chest, beating heart procedure for the potential treatment of atrial fibrillation, the most common heart arrhythmia in the United States.”

About MedicalCV, Inc.

MedicalCV, Inc., a cardiovascular surgery device manufacturer, focuses on the development and introduction of products designed to improve patient outcomes through the early treatment of cardiovascular disorders and disease, specifically products used by cardiac surgeons to ablate cardiac tissue as a potential means to treat atrial fibrillation. The Company’s core technology is the AtriLaze Ablation System for use in cardiac tissue ablation procedures in open-heart surgery. The Company acquired this technology in August 2003 and received FDA 510(k) clearance for the first generation product in December 2004. The AtriLaze System is now being used by surgeons at select centers in concomitant open-heart surgical procedures. The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding our development and commercialization of products for the minimally invasive treatment of atrial fibrillation. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; adoption of minimally invasive techniques for the treatment of atrial fibrillation through ablation; the time and costs involved in obtaining regulatory clearance for our products; competing technological and pharmacological developments; and dependence upon governmental reimbursements for cardiac procedures. For more detailed information about these risks and uncertainties, please review the Company’s Current Report on Form 10-KSB, as filed with the Securities and Exchange Commission on July 20, 2006.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information on MedicalCV, Inc., please visit www.medcvinc.com.